Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office

1050 Caribbean Way, Miami, Florida 33132-2096

Contact: Carola Mengolini
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS RECORD SECOND QUARTER EARNINGS

MIAMI – July 25, 2019 – Royal Caribbean Cruises Ltd. (NYSE: RCL) today reported record second quarter results and updated its full year Adjusted EPS guidance to a range of $9.55 to $9.65 per share versus the company’s latest midpoint guidance of $9.45 per share (including the impact of the Cuban travel restrictions). This is an improvement of approximately $0.15 per share due to better second quarter results and an improved revenue outlook for the second half of the year.
For the second quarter, the company reported US GAAP earnings of $2.25 per share and adjusted earnings of $2.54 per share.

KEY HIGHLIGHTS

Second Quarter 2019 Results:

•
US GAAP Net Income was $472.8 million or $2.25 per share and Adjusted Net Income was $532.7 million or $2.54 per share. Last year, US GAAP Net Income was $466.3 million or $2.19 per share, and Adjusted Net Income was $482.2 million or $2.27 per share.

•	Gross Yields were up 9.4% in Constant-Currency (up 8.2% As-Reported). Net Yields were up 9.5% in Constant-Currency (up 8.1% As-Reported). These results include a

30 basis point negative impact related to the discontinuation of the high yielding Cuba sailings.

•
Gross Cruise Costs per Available Passenger Cruise Days ("APCD") increased 8.2% in Constant-Currency (up 7.4% As-Reported). Net Cruise Costs (“NCC”) excluding Fuel per APCD were up 8.9% in Constant-Currency (up 8.2% As-Reported).

Full Year 2019 Outlook:

•	Adjusted earnings for the full year are expected to be in the range of $9.55 to $9.65 per share.

•
Net revenue yields are expected to increase 7.75% to 8.25% in Constant-Currency (up 6.5% to 7.0% As-Reported). This range includes approximately 70 basis points related to the discontinuation of the high yielding Cuba sailings.

•	NCC excluding Fuel per APCD are expected to be up 10.0% to 10.5% in Constant-Currency (up 9.5% to 10.0% As-Reported).
“We are elated to see our brands executing so effectively, keeping our business in an exceptionally strong position,” said Richard D. Fain, chairman and CEO. “Our strategic focus on destinations, technology and people is clearly paying off. And, our core products are doing exceptionally well, driven by a gratifyingly robust demand for the Caribbean.”

SECOND QUARTER 2019
US GAAP Net Income for the second quarter of 2019 was $472.8 million or $2.25 per share and Adjusted Net Income was $532.7 million or $2.54 per share. Last year, US GAAP Net Income was $466.3 million or $2.19 per share and Adjusted Net Income was

$482.2 million or $2.27 per share. The improvement over last year was mainly driven by increased revenue from our global brands.
Gross Yields were up 9.4% and Net Yields were up 9.5% in Constant-Currency, within guidance. Better demand for onboard experiences as well as strong close-in demand for our core products fully offset the impact from the travel restrictions to Cuba which equated to 30 basis points for the quarter.
Gross Cruise Costs per APCD increased 8.2% in Constant-Currency. NCC excluding Fuel per APCD were up 8.9% in Constant-Currency, better than guidance, driven by timing. The travel restrictions to Cuba were neutral to NCC excluding Fuel in the second quarter.
Additionally, lower interest expense contributed to the second quarter’s positive performance.
Bunker pricing net of hedging for the second quarter was $483.8 per metric ton and consumption was 374,600 metric tons.

FULL YEAR 2019 OUTLOOK
The company expects its full year Adjusted EPS to be in the range of $9.55 to $9.65 per share. The midpoint of the company’s latest Adjusted EPS guidance was $9.45 (including the impact of the Cuban travel restriction). Thus, the midpoint of the company’s guidance has improved by approximately $0.15 per share due to better second quarter results and an improved revenue outlook for the second half of the year.
Net Yields for the year are expected to increase 7.75% to 8.25% in Constant-Currency. This guidance includes the impact of approximately 70 basis points related to the discontinuation of the high yielding Cuba sailings. Excluding this impact, the midpoint of the company’s Net Yield guidance has improved by approximately 40 basis points versus our previous guidance driven by better demand for our core products in the second half of the year.
NCC excluding Fuel for the year are expected to be up 10.0% to 10.5% in Constant-Currency. This guidance reflects an increase in our costs related to the travel restrictions to Cuba.
Taking into account current fuel pricing, interest and currency exchange rates, and the factors detailed above, the company estimates 2019 Adjusted EPS will be in the range of $9.55 to $9.65 per share.
“The company’s booked position for the remainder of 2019 continues to set new records with all core products in line or ahead of the company’s previous expectations,” said Jason T. Liberty, executive vice president and CFO. “While it is too early to provide detailed color on 2020, we are delighted that bookings are already off to a very strong start.”

THIRD QUARTER 2019
Net Yields are expected to increase approximately 6.5% in Constant-Currency and 5.5% to 6.0% As-Reported. These metrics include approximately 340 basis points from the operation of Silversea, the new cruise terminal and the Perfect Day development. These Net Yields were negatively impacted by approximately 110 basis points related to the discontinuation of the Cuba sailings.
NCC excluding Fuel per APCD for the quarter are expected to increase approximately 11.0% in Constant-Currency and approximately 10.5% As-Reported. These metrics include approximately 850 basis points from the operation of Silversea, the new cruise terminal and the Perfect Day development.

Based on current fuel pricing, interest and currency exchange rates, and the factors detailed above, the company expects third quarter Adjusted EPS to be approximately $4.35 per share.

FUEL EXPENSE AND SUMMARY OF KEY GUIDANCE STATS
Fuel Expense
The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today’s fuel prices, the company has included $179 million and $703 million of fuel expense in its third quarter and full year 2019 guidance, respectively.
Forecasted consumption is 59% hedged via swaps for the remainder of 2019 and 55%, 30%, 19% and 5% hedged for 2020, 2021, 2022 and 2023, respectively. For the same five-year period, the annual average cost per metric ton of the hedge portfolio is approximately $390, $430, $463, $554 and $580, respectively.

The company provided the following fuel statistics for the third quarter and full year 2019:

FUEL STATISTICS	Third Quarter 2019	Full Year 2019
Fuel Consumption (metric tons)	372,000	1,476,300
Fuel Expenses	$179 million	$703 million
Percent Hedged (fwd. consumption)	58%	59%

The company provided the following guidance for the third quarter and full year 2019:

GUIDANCE	As-Reported	Constant-Currency
Third Quarter 2019
Net Yields	5.5% to 6.0%	Approx. 6.5%
Net Cruise Costs per APCD	7.0% to 7.5%	Approx. 7.5%
Net Cruise Costs ex.Fuel per APCD	Approx. 10.5%	Approx. 11.0%
Full Year 2019
Net Yields	6.5% to 7.0%	7.75% to 8.25%
Net Cruise Costs per APCD	Approx. 7.0%	Approx. 7.5%
Net Cruise Costs ex.Fuel per APCD	9.5% to 10.0%	10.0% to 10.5%

GUIDANCE	Third Quarter 2019	Full Year 2019
Capacity change	9.1%	8.1%
Depreciation and Amortization	$316 to $320 million	$1,238 to $1,246 million
Interest Expense, net	$94 to $98 million	$374 to $380 million
Adjusted EPS	Approx. $4.35	$9.55 to $9.65

SENSITIVITY	Third Quarter 2019	Remaining periods 2019
1% Change in Currency	$7 million	$11 million
1% Change in Net Yields	$24 million	$43 million
1% Change in NCC ex Fuel	$10 million	$20 million
100 Basis pt. change in LIBOR	$5 million	$14 million
10% Change in Fuel prices	$9 million	$19 million

Exchange rates used in guidance calculations
GBP	$1.25
AUD	$0.70
CAD	$0.76
CNH	$0.15
EUR	$1.12

LIQUIDITY AND FINANCING ARRANGEMENTS
As of June 30, 2019, liquidity was $2.1 billion, including cash and the undrawn portion of the company's unsecured revolving credit facilities, net of our outstanding commercial paper borrowings. The company noted that as of June 30, 2019, scheduled debt maturities (excluding commercial paper) for the remainder of 2019, 2020, 2021, 2022 and 2023 are $0.5 billion, $1.2 billion, $0.8 billion, $2.3 billion and $0.8 billion, respectively.

CAPITAL EXPENDITURES AND CAPACITY GUIDANCE
Based upon current ship orders, projected capital expenditures for full year 2019, 2020, 2021, 2022 and 2023 are $3.0 billion, $4.0 billion, $3.2 billion, $3.6 billion and $2.9 billion, respectively. Capacity changes for 2019, 2020, 2021, 2022 and 2023 are expected to be 8.1%, 4.3%, 8.3%, 9.2% and 4.0%, respectively. These figures do not include potential ship sales or additions that we may elect to make in the future.

CONFERENCE CALL SCHEDULED
The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings. This call can be heard, either live or on a delayed basis, on the company's investor relations website at www.rclinvestor.com.

Selected Operational and Financial Metrics

Adjusted Earnings per Share (“Adjusted EPS”)
Represents Adjusted Net Income attributable to Royal Caribbean Cruises Ltd. divided by weighted average shares outstanding or by diluted weighted average shares outstanding, as applicable. We believe that this non-GAAP measure is meaningful when assessing our performance on a comparative basis.

Adjusted Net Income
Adjusted Net Income represents net income less net income attributable to noncontrolling interest excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items included (i) incidental costs related to the Grand Bahama drydock structure incident involving Oasis of the Seas and our share of the write-off of the related drydock by Grand Bahama, (ii) a loss on the early extinguishment of debt related to the repayment of certain loans, (iii) the change in fair value in the contingent consideration related to the Silversea Cruises acquisition, (iv) transaction costs related to the Silversea Cruises acquisition, (v) the amortization of the Silversea Cruises intangible assets resulting from the acquisition, (vi) the noncontrolling interest adjustment to exclude the impact of the contractual accretion requirements associated with the put option held by Heritage Cruise Holding Ltd.'s noncontrolling interest (previously known as Silversea Cruises Group Ltd), (vii) the impairment loss related to Skysea Holding and (viii) the impact of the change in accounting principle related to the recognition of stock-based compensation expense from the graded attribution method to the straight-line attribution method for time-based stock awards.

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period, which excludes canceled cruise days and drydock days. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.

Constant-Currency
We believe Net Yields, Net Cruise Costs and Net Cruise Costs excluding Fuel are our most relevant non-GAAP financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the US Dollar.  Because our reporting currency is the US Dollar, the value of these revenues and expenses in US Dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields, Net Cruise Costs, and Net Cruise Costs excluding Fuel in “Constant-Currency” - i.e., as if the current period’s currency exchange rates had remained constant with the comparable prior period’s rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.  We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods.  It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.  Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses. For the periods presented, Gross Cruise Costs exclude transaction costs related to the Silversea Cruises acquisition and the impact of the change in accounting principle related to the recognition of stock-based compensation expense from the graded attribution method to the straight-line attribution method for time-based stock awards, which were included within marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs (“NCC”) and NCC excluding Fuel
Net Cruise Costs represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs Excluding Fuel, fuel expenses.  In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs Excluding Fuel to be the most relevant indicators of our performance. Net Cruise Costs and Net Cruise Costs Excluding Fuel excludes incidental costs related to the Grand Bahama drydock structure incident involving Oasis of the Seas.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields
Net Yields represent Net Revenues per APCD. We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that they are the most relevant measures of our pricing performance because they reflect the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

For additional information see “Adjusted Measures of Financial Performance” below.

Royal Caribbean Cruises Ltd. (NYSE: RCL) is a global cruise vacation company that controls and operates four global brands: Royal Caribbean International, Celebrity Cruises, Azamara and Silversea Cruises.  We are also a 50% joint venture owner of the German brand TUI Cruises and a 49% shareholder in the Spanish brand Pullmantur Cruceros. Together these brands operate a combined total of 63 ships with an additional 13 on order as of June 30, 2019.  They operate diverse itineraries around the world that call on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.azamara.com, www.silversea.com, www.tuicruises.com, www.pullmantur.es, or www.rclinvestor.com.

Certain statements in this release relating to, among other things, our future performance constitutes forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to: statements regarding revenues, costs and financial results for 2018 and beyond. Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” “would,” and similar expressions are intended to help identify forward-looking statements.  Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; our ability to obtain new borrowings or capital in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs; incidents or adverse publicity concerning the travel industry generally or the cruise industry specifically; concerns over safety, health and security aspects of traveling; unavailability of ports of call; the uncertainties of conducting business internationally and expanding into new markets and new ventures; changes in operating and financing costs; the impact of foreign currency exchange rates, interest rate and fuel price fluctuations; vacation industry competition and changes in industry capacity and overcapacity; the risks and costs associated with protecting our systems and maintaining integrity and security of our business information, as well as personal data of our guests, employees and others; the impact of new or changing legislation and regulations on our business; emergency ship repairs, including the related lost revenue; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” in our most recent quarterly report on Form 10-Q, as well as our other filings with the SEC, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our recent quarterly report on Form 10-Q, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or US GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with US GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding US GAAP measures.
A reconciliation to the most comparable US GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release. We have not provided a quantitative reconciliation of (i) projected Total Revenues to projected Net Revenues, (ii) projected Gross Yields to projected Net Yields, (iii) projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs excluding Fuel and (iv) projected Net Income and Earnings per Share to projected Adjusted Net Income and Adjusted Earnings per Share because preparation of meaningful US GAAP projections of Total Revenues, Gross Yields, Gross Cruise Costs, Net Income and Earnings per Share would require unreasonable effort. Due to significant uncertainty, we are unable to predict, without unreasonable effort, the future movement of foreign exchange rates, fuel prices and interest rates inclusive of our related hedging programs.  In addition, we are unable to determine the future impact of restructuring expenses or other non-core business related gains and losses which may result from strategic initiatives.

These items are uncertain and could be material to our results of operations in accordance with US GAAP. Due to this uncertainty, we do not believe that reconciling information for such projected figures would be meaningful.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Passenger ticket revenues	$2,017,836	$1,672,570	$3,727,820	$3,098,214
Onboard and other revenues	788,795	665,035	1,518,578	1,267,147
Total revenues	2,806,631	2,337,605	5,246,398	4,365,361
Cruise operating expenses:
Commissions, transportation and other	426,934	358,305	790,089	648,914
Onboard and other	174,429	142,240	309,599	241,777
Payroll and related	265,569	226,315	535,101	453,471
Food	146,847	128,383	286,381	248,025
Fuel	181,924	172,309	342,095	332,650
Other operating	348,801	286,859	694,943	565,593
Total cruise operating expenses	1,544,504	1,314,411	2,958,208	2,490,430
Marketing, selling and administrative expenses	376,874	312,923	791,821	650,284
Depreciation and amortization expenses	311,600	253,376	603,885	493,606
Operating Income	573,653	456,895	892,484	731,041
Other income (expense):
Interest income	6,342	13,098	16,126	20,831
Interest expense, net of interest capitalized	(111,304)	(81,864)	(211,719)	(149,742)
Equity investment income	33,045	44,311	66,739	73,063
Other (expense) income	(21,781)	33,855	(26,869)	9,755
	(93,698)	9,400	(155,723)	(46,093)
Net Income	479,955	466,295	736,761	684,948
Less: Net Income attributable to noncontrolling interest	7,125	—	14,250	—
Net Income attributable to Royal Caribbean Cruises Ltd.	$472,830	$466,295	$722,511	$684,948
Earnings per Share:
Basic	$2.26	$2.20	$3.45	$3.23
Diluted	$2.25	$2.19	$3.44	$3.21
Weighted-Average Shares Outstanding:
Basic	209,531	211,673	209,427	212,139
Diluted	210,052	212,509	209,962	213,079

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Comprehensive Income
Net Income	$479,955	$466,295	$736,761	$684,948
Other comprehensive income (loss):
Foreign currency translation adjustments	7,263	(11,521)	7,827	(10,361)
Change in defined benefit plans	(9,722)	(1,964)	(10,375)	5,796
(Loss) gain on cash flow derivative hedges	(71,734)	(68,900)	(22,891)	73,630
Total other comprehensive (loss) income	(74,193)	(82,385)	(25,439)	69,065
Comprehensive Income	405,762	383,910	711,322	754,013
Less: Comprehensive Income attributable to noncontrolling interest	7,125	—	14,250	—
Comprehensive Income attributable to Royal Caribbean Cruises Ltd.	$398,637	$383,910	$697,072	$754,013

STATISTICS
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Passengers Carried	1,663,900	1,461,055	3,197,126	2,866,006
Passenger Cruise Days	11,321,528	10,213,067	21,883,345	19,838,849
APCD	10,437,420	9,402,736	20,298,020	18,318,442
Occupancy	108.5%	108.6%	107.8%	108.3%

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	As of
	June 30,	December 31,
	2019	2018
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$235,001	$287,852
Trade and other receivables, net	340,921	324,507
Inventories	168,009	153,573
Prepaid expenses and other assets	500,477	456,547
Derivative financial instruments	38,559	19,565
Total current assets	1,282,967	1,242,044
Property and equipment, net	24,855,174	23,466,163
Operating lease right-of-use assets	720,854	—
Goodwill	1,373,124	1,378,353
Other assets	1,576,843	1,611,710
Total assets	$29,808,962	$27,698,270

Liabilities, Redeemable Noncontrolling Interest and Shareholders’ Equity
Current liabilities
Current portion of debt	$946,227	$1,646,841
Commercial paper	1,046,587	775,488
Current portion of operating lease liabilities	92,523	—
Accounts payable	531,788	488,212
Accrued interest	75,313	74,550
Accrued expenses and other liabilities	946,530	899,761
Derivative financial instruments	37,718	78,476
Customer deposits	3,909,454	3,148,837
Total current liabilities	7,586,140	7,112,165
Long-term debt	8,922,011	8,355,370
Long-term operating lease liabilities	644,088	—
Other long-term liabilities	561,550	583,254
Total liabilities	17,713,789	16,050,789
Redeemable noncontrolling interest	556,770	542,020
Shareholders’ equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 236,405,705 and 235,847,683 shares issued, June 30, 2019 and December 31, 2018, respectively)	2,364	2,358
Paid-in capital	3,454,831	3,420,900
Retained earnings	10,692,890	10,263,282
Accumulated other comprehensive loss	(653,173)	(627,734)
Treasury stock (26,887,147 and 26,830,765 common shares at cost, at June 30, 2019 and December 31, 2018, respectively)	(1,958,509)	(1,953,345)
Total shareholders’ equity	11,538,403	11,105,461
Total liabilities, redeemable noncontrolling interest and shareholders’ equity	$29,808,962	$27,698,270

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended June 30,
	2019	2018
Operating Activities
Net income	$736,761	$684,948
Adjustments:
Depreciation and amortization	603,885	493,606
Impairment losses	—	33,651
Net deferred income tax expense (benefit)	3,794	(893)
(Gain) loss on derivative instruments not designated as hedges	(713)	29,750
Share-based compensation expense	41,974	31,819
Equity investment income	(66,739)	(73,063)
Amortization of debt issuance costs	20,467	16,283
Loss on extinguishment of debt	6,326	—
Change in fair value of contingent consideration	10,700	—
Gain on sale of unconsolidated affiliate	—	(13,680)
Recognition of deferred gain	—	(21,794)
Changes in operating assets and liabilities:
(Increase) decrease in trade and other receivables, net	(14,262)	16,162
Increase in inventories	(14,436)	(10,485)
Increase in prepaid expenses and other assets	(51,443)	(152,626)
Increase in accounts payable	43,594	58,842
Increase in accrued interest	763	13,706
Increase (decrease) in accrued expenses and other liabilities	34,056	(71,254)
Increase in customer deposits	760,435	740,420
Dividends received from unconsolidated affiliates	80,572	158,942
Other, net	(207)	(2,748)
Net cash provided by operating activities	2,195,527	1,931,586
Investing Activities
Purchases of property and equipment	(1,866,141)	(2,212,880)
Cash received on settlement of derivative financial instruments	6,204	69,195
Cash paid on settlement of derivative financial instruments	(55,758)	(34,898)
Investments in and loans to unconsolidated affiliates	(3,046)	—
Cash received on loans to unconsolidated affiliates	19,509	37,607
Proceeds from the sale of unconsolidated affiliate	—	13,215
Other, net	(173)	(13,220)
Net cash used in investing activities	(1,899,405)	(2,140,981)
Financing Activities
Debt proceeds	2,749,564	3,929,322
Debt issuance costs	(35,454)	(48,535)
Repayments of debt	(3,008,893)	(3,029,944)
Proceeds from issuance of commercial paper notes	13,335,536	—
Repayments of commercial paper notes	(13,080,788)	—
Purchases of treasury stock	—	(369,476)

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended June 30,
	2019	2018
Dividends paid	(293,197)	(254,645)
Proceeds from exercise of common stock options	265	4,062
Other, net	(15,930)	(16,827)
Net cash (used in) provided by financing activities	(348,897)	213,957
Effect of exchange rate changes on cash	(76)	(15,676)
Net decrease in cash and cash equivalents	(52,851)	(11,114)
Cash and cash equivalents at beginning of period	287,852	120,112
Cash and cash equivalents at end of period	$235,001	$108,998
Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$141,961	$114,061

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended June 30,			Six Months Ended June 30,
	2019	2019 On a Constant Currency Basis	2018	2019	2019 On a Constant Currency Basis	2018
Passenger ticket revenues	$2,017,836	$2,046,816	$1,672,570	$3,727,820	$3,796,109	$3,098,214
Onboard and other revenues	788,795	792,755	665,035	1,518,578	1,528,221	1,267,147
Total revenues	2,806,631	2,839,571	2,337,605	5,246,398	5,324,330	4,365,361
Less:
Commissions, transportation and other	426,934	431,763	358,305	790,089	800,874	648,914
Onboard and other	174,429	175,484	142,240	309,599	311,167	241,777
Net Revenues	$2,205,268	$2,232,324	$1,837,060	$4,146,710	$4,212,289	$3,474,670

APCD	10,437,420	10,437,420	9,402,736	20,298,020	20,298,020	18,318,442
Gross Yields	$268.90	$272.06	$248.61	$258.47	$262.31	$238.30
Net Yields	$211.28	$213.88	$195.38	$204.29	$207.52	$189.68

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):

	Quarter Ended June 30,			Six Months Ended June 30,
	2019	2019 On a Constant Currency Basis	2018	2019	2019 On a Constant Currency Basis	2018
Total cruise operating expenses	$1,544,504	$1,554,172	1,314,411	$2,958,208	$2,979,273	$2,490,430
Marketing, selling and administrative expenses (1) (2)	376,874	380,520	296,997	790,635	798,877	643,596
Gross Cruise Costs	1,921,378	1,934,692	1,611,408	3,748,843	3,778,150	3,134,026
Less:
Commissions, transportation and other	426,934	431,763	358,305	790,089	800,874	648,914
Onboard and other	174,429	175,484	142,240	309,599	311,167	241,777
Net Cruise Costs including other costs	1,320,015	1,327,445	1,110,863	2,649,155	2,666,109	2,243,335
Less:
Incidental costs related to the Oasis of the Seas incident included within cruise operating expenses	12,026	12,026	—	12,026	12,026	—
Net Cruise Costs	1,307,989	1,315,419	1,110,863	2,637,129	2,654,083	2,243,335
Less:
Fuel(3)	181,228	181,233	172,309	341,399	341,417	332,650
Net Cruise Costs Excluding Fuel	$1,126,761	$1,134,186	$938,554	$2,295,730	$2,312,666	$1,910,685

APCD	10,437,420	10,437,420	9,402,736	20,298,020	20,298,020	18,318,442
Gross Cruise Costs per APCD	$184.09	$185.36	$171.38	$184.69	$186.13	$171.09
Net Cruise Costs per APCD	$125.32	$126.03	$118.14	$129.92	$130.76	$122.46
Net Cruise Costs Excluding Fuel per APCD	$107.95	$108.67	$99.82	$113.10	$113.94	$104.30

(1)
For the six months ended June 30, 2019, the amount does not include the transaction costs related to the Silversea Cruises acquisition of $1.2 million. For the quarter and six months ended June 30, 2018, the amount does not include the impairment and other costs related to the exit of our tour operations business of $11.3 million and transaction costs related to the Silversea Cruises acquisition of $4.7 million.

(2)
For the six months ended June 30, 2018, the amount does not include the impact of the change in accounting principle related to the recognition of stock-based compensation expense, which resulted in an increase to Net Income attributable to Royal Caribbean Cruises Ltd. of $9.2 million.

(3)
For the quarter and six months ended June 30, 2019, the amount does not include incremental fuel expenses incurred of $0.7 million related to the to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION (CONTINUED)
(unaudited)
Adjusted Net Income and Adjusted Earnings per Share were calculated as follows (in thousands, except per share data):
	Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net Income attributable to Royal Caribbean Cruises Ltd.	$472,830	$466,295	$722,511	$684,948
Adjusted Net Income attributable to Royal Caribbean Cruises Ltd.	532,735	482,221	808,582	714,979
Net Adjustments to Net Income attributable to Royal Caribbean Cruises Ltd. - Increase	$59,905	$15,926	$86,071	$30,031
Adjustments to Net Income attributable to Royal Caribbean Cruises Ltd.:
Grand Bahama's drydock write-off	$15,121	$—	$15,121	$—
Noncontrolling interest adjustment	12,663	—	34,574	—
Oasis of the Seas incident	12,026	—	12,026	—
Change in the fair value of contingent consideration related to Silversea Cruises acquisition	10,700		10,700
Loss on extinguishment of debt	6,326	—	6,326	—
Amortization of Silversea Cruises intangible assets resulting from the acquisition	3,069	—	6,138	—
Transaction costs related to Silversea Cruises acquisition	—	4,671	1,186	4,671
Impairment and other costs related to exit of tour operations business	—	11,255	—	11,255
Impairment loss related to Skysea Holding	—	—	—	23,343
Impact of change in accounting principle	—	—	—	(9,238)
Net Adjustments to Net Income attributable to Royal Caribbean Cruises Ltd. - Increase	$59,905	$15,926	$86,071	$30,031

Earnings per Share - Diluted	$2.25	$2.19	$3.44	$3.21
Adjusted Earnings per Share - Diluted	2.54	2.27	3.85	3.36
Net Adjustments to Earnings per Share	$0.29	$0.08	$0.41	$0.15

Adjustments to Earnings per Share:
Grand Bahama's dry-dock write-off	$0.07	$—	$0.07	$—
Noncontrolling interest adjustment	0.07	—	0.16	—
Oasis of the Seas incident	0.06	—	0.06	—
Change in the fair value of contingent consideration related to Silversea Cruises acquisition	0.05	—	0.05	—
Loss on extinguishment of debt	0.03	—	0.03	—
Amortization of Silversea Cruises intangible assets resulting from the acquisition	0.01	—	0.03	—
Transaction costs related to Silversea Cruises acquisition	—	0.02	0.01	0.02
Impairment and other costs related to exit of tour operations business	—	0.06	—	0.06
Impairment loss related to Skysea Holding	—	—	—	0.11
Impact of change in accounting principle	—	—	—	(0.04)
Net Adjustments to Earnings per Share	$0.29	$0.08	$0.41	$0.15

Weighted-Average Shares Outstanding - Diluted	210,052	212,509	209,962	213,079